UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 16, 2015
QuickLogic Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (408) 990-4000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 16, 2015, the Board of Directors of QuickLogic Corporation (the “Company”) appointed Sue Cheung, the Company’s Corporate Controller, to the additional position of Principal Accounting Officer.
Ms. Cheung joined the Company in May 2007 as Assistant Corporate Controller and was promoted to the position of Corporate Controller in October 2008. Prior to joining the Company, Ms. Cheung, 51, served in various senior accounting and financial management roles with publicly traded and privately held companies from 1994 to 2007. Ms. Cheung began her career with PricewaterhouseCoopers where she served as an auditor and as a tax consultant for approximately five years. Ms. Cheung holds a Ph.D. in Business Administration and a M.S. in Accounting from Florida International University. She also holds an undergraduate degree from Soochow University in Suzhou, China. Ms. Cheung is a Certified Public Accountant.
There are no arrangements or understandings between Ms. Cheung and any other persons pursuant to which Ms. Cheung was selected as an executive officer of the Company. There are no family relationships between Ms. Cheung and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer and there are no new financial arrangements or understandings between Ms. Cheung and any other persons nor grants or awards made in connection with Ms. Cheung’s appointment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2015	QuickLogic Corporation

/s/ Andrew J. Pease

Andrew J. Pease President and Chief Executive Officer

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